UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),

(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. _)*

Vacasa, Inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

91854V 10 7

(CUSIP Number)

December 6, 2021

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 91854V 10 7	Page 2 of 33

1.	Name of Reporting Persons Altos Hybrid, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 4,192,210 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 4,192,210 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,192,210 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 2.0% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)  This Schedule 13G is filed by Altos Hybrid, L.P. (“Hybrid”), Altos Hybrid BF, LLC (“Hybrid BF”), Altos Hybrid BL, LLC (“Hybrid BL”), Altos Hybrid D, LLC (“Hybrid D”), Altos Hybrid G, LLC (“Hybrid G”), Altos Hybrid I, LLC (“Hybrid I” and, together with Hybrid, Hybrid BF, Hybrid BL and Hybrid D, Hybrid G, the “Hybrid Funds”), Altos Hybrid 2, L.P. (“Hybrid 2”), Altos Hybrid 2 BF, LLC, Altos Hybrid 2 BL, LLC (“Hybrid 2 BL”), Altos Hybrid 2 N, LLC (“Hybrid 2 N”), Altos Hybrid 2 P-FIO, LLC (“Hybrid 2 P-FIO”), Altos Hybrid 2 P-M, LLC (“Hybrid 2 P-M”), Altos Hybrid 2 P-MSF, LLC (“Hybrid 2 P-MSF”), Altos Hybrid 2 V, LLC (“Hybrid 2 V” an, together with Hybrid 2, Hybrid 2 BF, Hybrid 2 BL, Hybrid 2 N, Hybrid 2 P-FIO, Hybrid 2 P-M and Hybrid 2 P-MSF, the “Hybrid 2 Funds”), Altos Hybrid 3, L.P. (“Hybrid 3”), Altos Hybrid 3 B, LLC (“Hybrid 3 B”), Altos Hybrid 3 GS, LLC (“Hybrid 3 GS”), Altos Hybrid 3 I, LLC (“Hybrid 3 I”), Altos Hybrid 3 M, LLC (“Hybrid 3 M”), Altos Hybrid 3 T, LLC (“Hybrid 3 T” and, together with Hybrid 3, Hybrid 3 B, Hybrid 3 GS, Hybrid 3 I and Hybrid 3 M, the “Hybrid 3 Funds”), Altos Hybrid GP, LLC (“Hybrid GP”), Altos Hybrid 2 GP, LLC (“Hybrid 2 GP”), Altos Hybrid 3 GP, LLC (“Hybrid 3 GP” and, together with Hybrid GP and Hybrid 2 GP, the “Altos GPs”), Han Kim (“Kim”), Hodong Nam (Nam”) and Anthony P. Lee (“Lee”) (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 3 of 33

1.	Name of Reporting Persons Altos Hybrid BF, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 607,277 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 607,277 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 607,277 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.3% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid BF.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 4 of 33

1.	Name of Reporting Persons Altos Hybrid BL, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 607,277 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 607,277 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 607,277 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.3% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid BL.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 5 of 33

1.	Name of Reporting Persons Altos Hybrid D, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 4,132,359 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 4,132,359 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,132,359 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 1.9% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid D.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 6 of 33

1.	Name of Reporting Persons Altos Hybrid G, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 585,214 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 585,214 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 585,214 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.3% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)            This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid G.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 7 of 33

1.	Name of Reporting Persons Altos Hybrid I, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 2,314,822 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 2,314,822 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,314,822 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 1.1% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid I.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 8 of 33

1.	Name of Reporting Persons Altos Hybrid 2, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,189,266 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 1,189,266 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,189,266 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.6% (3)
12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid 2.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 9 of 33

1.	Name of Reporting Persons Altos Hybrid 2 BF, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 59,463 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 59,463 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 59,463 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.0% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid 2 BF.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 10 of 33

1.	Name of Reporting Persons Altos Hybrid 2 BL, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 59,463 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 59,463 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 59,463 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.0% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid 2 BL.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 11 of 33

1.	Name of Reporting Persons Altos Hybrid 2 N, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 118,815 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 118,815 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 118,815 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.1% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid 2 N.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 12 of 33

1.	Name of Reporting Persons Altos Hybrid 2 P-FIO, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 409,802 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 409,802 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 409,802 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.2% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid 2 P-FIO.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 13 of 33

1.	Name of Reporting Persons Altos Hybrid 2 P-M, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 117,567 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 117,567 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117,567 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.1% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid 2 P-M.

(3) The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 14 of 33

1.	Name of Reporting Persons Altos Hybrid 2 P-MSF, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 117,567 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 117,567 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117,567 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.1% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid P-MSF.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 15 of 33

1.	Name of Reporting Persons Altos Hybrid 2 V, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 552,474 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 552,474 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 552,474 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.3% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid 2 V.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 16 of 33

1.	Name of Reporting Persons Altos Hybrid 3, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 2,999,986 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 2,999,986 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,999,986 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 1.4% (3)
12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Altos 3.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 17 of 33

1.	Name of Reporting Persons Altos Hybrid 3 B, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 132,845 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 132,845 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 132,845 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.1% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid 3 B.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 18 of 33

1.	Name of Reporting Persons Altos Hybrid 3 GS, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 265,687 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 265,687 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 265,687 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.1% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid 3 GS.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 19 of 33

1.	Name of Reporting Persons Altos Hybrid 3 I, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 132,845 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 132,845 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 132,845 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.1% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid 3 I.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 20 of 33

1.	Name of Reporting Persons Altos Hybrid 3 M, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 132,845 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 132,845 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 132,845 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.1% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid 3 M.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 21 of 33

1.	Name of Reporting Persons Altos Hybrid 3 T, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 132,845 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 132,845 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 132,845 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.1% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Hybrid 3T.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 22 of 33

1.	Name of Reporting Persons Altos Hybrid GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,439,159 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,439,159 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,439,159 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 5.8% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  Consists of shares held directly by the Hybrid Funds. Hybrid GP is the general partner of each of the Hybrid Funds and has voting and dispositive power with respect to these shares.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 23 of 33

1.	Name of Reporting Persons Altos Hybrid 2 GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,624,417 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,624,417 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 1.2% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  Consists of shares held directly by the Hybrid 2 Funds. Hybrid 2 GP is the general partner of each of the Hybrid 2 Funds and has voting and dispositive power with respect to these shares.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 24 of 33

1.	Name of Reporting Persons Altos Hybrid 3 GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,797,053 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,797,053 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,797,053 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 1.8% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)  This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  Consists of shares held directly by the Hybrid 3 Funds. Hybrid 3 GP is the general partner of each of the Hybrid 3 Funds and has voting and dispositive power with respect to these shares.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 25 of 33

1.	Name of Reporting Persons Anthony P. Lee
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 18,860,629 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 18,860,629 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 18,860,629 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 8.8% (3)
12.	Type of Reporting Person (See Instructions) IN

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  Consists of shares held directly by the Altos Funds. The Reporting Person is a managing member of each of the Altos GPs and shares voting and dispositive power with respect to these shares.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 26 of 33

1.	Name of Reporting Persons Han Kim
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 18,860,629 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 18,860,629 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 18,860,629 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 8.8% (3)
12.	Type of Reporting Person (See Instructions) IN

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  Consists of shares held directly by the Altos Funds. The Reporting Person is a managing member of each of the Altos GPs and shares voting and dispositive power with respect to these shares.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 27 of 33

1.	Name of Reporting Persons Hodong Nam
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 18,860,629 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 18,860,629 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 18,860,629 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 8.8% (3)
12.	Type of Reporting Person (See Instructions) IN

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  Consists of shares held directly by the Altos Funds. The Reporting Person is a managing member of each of the Altos GPs and shares voting and dispositive power with respect to these shares.

(3)  The beneficial ownership percentage is based on a total of 214,793,795 shares of Class A Common Stock outstanding as of December 6, 2021, as reflected in the Issuer’s prospectus, which was filed with the Securities and Exchange Commission on December 30, 2021.

CUSIP No. 91854V 10 7	Page 28 of 33

Introductory Note: This statement on Schedule 13G is being filed by the Reporting Persons in respect of Class A Common Stock of Vacasa, Inc. (the “Issuer”).

Item 1(a)	Name of Issuer

Vacasa, Inc.

Item 1(b)	Address of Issuer's Principal Executive Offices

850 NW 13th Avenue

Portland, OR 97209

Item 2(a)	Name of Person Filing

Altos Hybrid, L.P. (“Hybrid”)

Altos Hybrid BF, LLC (“Hybrid BF”)

Altos Hybrid BL, LLC (“Hybrid BL”)

Altos Hybrid D, LLC (“Hybrid D”)

Altos Hybrid G, LLC (“Hybrid G”)

Altos Hybrid I, LLC (“Hybrid I”)

Altos Hybrid 2, L.P. (“Hybrid 2”)

Altos Hybrid 2 BF, LLC (“Hybrid 2 BF”)

Altos Hybrid 2 BL, LLC (“Hybrid 2 BL”)

Altos Hybrid 2 N, LLC (“Hybrid 2 N”)

Altos Hybrid 2 P-FIO, LLC (“Hybrid 2 P-FIO”)

Altos Hybrid 2 P-M, LLC (“Hybrid 2 P-M”)

Altos Hybrid 2 P-MSF, LLC (“Hybrid 2 P-MSF”)

Altos Hybrid 2 V, LLC (“Hybrid 2 P V”)

Altos Hybrid 3, L.P. (“Hybrid 3”)

Altos Hybrid 3 B, LLC (“Hybrid 3 B”)

Altos Hybrid 3 GS, LLC (“Hybrid 3 GS”)

Altos Hybrid 3 I, LLC (“Hybrid 3 I”)

Altos Hybrid 3 M, LLC (“Hybrid 3 M”)

Altos Hybrid 3 T, LLC (“Hybrid 3 T”)

Altos Hybrid GP, LLC (“Hybrid GP”)

Altos Hybrid 3 GP, LLC (“Hybrid 3 GP”)

Altos Hybrid 2 GP, LLC (“Hybrid 2 GP”).

Anthony P. Lee (“Lee”)

Han Kim (“Kim”)

Hodong Nam (“Nam”)

Item 2(b)	Address of Principal Business Office or, if none, Residence

2882 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Item 2(c)	Citizenship

Hybrid—Delaware

Hybrid BF—Delaware

Hybrid BL—Delaware

Hybrid D—Delaware

Hybrid G—Delaware

Hybrid I—Delaware

Hybrid 2—Delaware

Hybrid 2 BF—Delaware

Hybrid 2 BL—Delaware

Hybrid 2 N—Delaware

Hybrid 2 P-FIO—Delaware

Hybrid 2 P-M—Delaware

Hybrid 2 P-MSF—Delaware

Hybrid 2 P V—Delaware

CUSIP No. 91854V 10 7	Page 29 of 33

Hybrid 3—Delaware

Hybrid 3 B—Delaware

Hybrid 3 GS—Delaware

Hybrid 3 I—Delaware

Hybrid 3 M—Delaware

Hybrid 3 T—Delaware

Hybrid GP—Delaware

Hybrid 3 GP—Delaware

Hybrid 2 GP—Delaware.

Lee—United States of America

Kim—United States of America

Nam—United States of America

Item 2(d) Title of Class of Securities

Class A Common Stock

Item 2(e)	CUSIP Number

91854V 10 7

Item 3	Not applicable.

Item 4	Ownership

(a)	Amount beneficially owned: See line 9 of pages 2 to 27, which are hereby incorporated by reference
(b)	Percent of class: See line 11 of pages 2 to 27, which are hereby incorporated by reference
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote See line 5 of pages 2 to 27, which are hereby incorporated by reference
(ii)	Shared power to vote or to direct the vote See line 6 of pages 2 to 27, which are hereby incorporated by reference
(iii)	Sole power to dispose or to direct the disposition of See line 7 of pages 2 to 27, which are hereby incorporated by reference
(iv)	Shared power to dispose or to direct the disposition of See line 8 of pages 2 to 27, which are hereby incorporated by reference

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6	Ownership of More than Five Percent of Another Person

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8	Identification and Classification of Members of the Group

Not applicable.

CUSIP No. 91854V 10 7	Page 30 of 33

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certification

Not applicable.

CUSIP No. 91854V 10 7	Page 31 of 33

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 14, 2022

Altos Hybrid, L.P.

Altos Hybrid BF, LLC

Altos Hybrid BL, LLC

Altos Hybrid D, LLC

Altos Hybrid G, LLC

Altos Hybrid I, LLC

By Altos Hybrid GP, LLC, their General Partner/Manger

By:	/s/ Anthony P. Lee

Anthony P. Lee, Managing Director

Altos Hybrid 2, L.P.

Altos Hybrid 2 BF, LLC

Altos Hybrid 2 BL, LLC

Altos Hybrid 2 N, LLC

Altos Hybrid 2 P-FIO, LLC

Altos Hybrid 2 P-M, LLC

Altos Hybrid 2 P-MSF, LLC

Altos Hybrid 2 V, LLC

By Altos Hybrid 2, GP, LLC, their General Partner/Manger

By:	/s/ Anthony P. Lee

Anthony P. Lee, Managing Director

Altos Hybrid 3, L.P.

Altos Hybrid 3 B, LLC

Altos Hybrid 3 GS, LLC

Altos Hybrid 3 I, LLC

Altos Hybrid 3 M, LLC

Altos Hybrid 3 T, LLC

By Altos Hybrid 3, GP, LLC, their General Partner/Manger

By:	/s/ Anthony P. Lee

Anthony P. Lee, Managing Director

Altos Hybrid GP, LLC

By:	/s/ Anthony P. Lee

Anthony P. Lee, Managing Member

Altos Hybrid 2, GP, LLC

By:	/s/ Anthony P. Lee

Anthony P. Lee, Managing Member

Altos Hybrid 3, GP, LLC

By:	/s/ Anthony P. Lee

Anthony P. Lee, Managing Member

/s/ Anthony P. Lee

Anthony P. Lee

/s/ Han Kim

HAN KIM

/s/ Hodong Nam

Hodong Nam

CUSIP No. 91854V 10 7	Page 32 of 33

EXHIBIT INDEX

Exhibit No.

99.1	Joint Filing Agreement

CUSIP No. 91854V 10 7	Page 33 of 33

AGREEMENT

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

February 14, 2022

Altos Hybrid, L.P.

Altos Hybrid BF, LLC

Altos Hybrid BL, LLC

Altos Hybrid D, LLC

Altos Hybrid G, LLC

Altos Hybrid I, LLC

By Altos Hybrid GP, LLC, their General Partner/Manger

By:	/s/ Anthony P. Lee

Anthony P. Lee, Managing Director

Altos Hybrid 2, L.P.

Altos Hybrid 2 BF, LLC

Altos Hybrid 2 BL, LLC

Altos Hybrid 2 N, LLC

Altos Hybrid 2 P-FIO, LLC

Altos Hybrid 2 P-M, LLC

Altos Hybrid 2 P-MSF, LLC

Altos Hybrid 2 V, LLC

By Altos Hybrid 2, GP, LLC, their General Partner/Manger

By:	/s/ Anthony P. Lee

Anthony P. Lee, Managing Director

Altos Hybrid 3, L.P.

Altos Hybrid 3 B, LLC

Altos Hybrid 3 GS, LLC

Altos Hybrid 3 I, LLC

Altos Hybrid 3 M, LLC

Altos Hybrid 3 T, LLC

By Altos Hybrid 3, GP, LLC, their General Partner/Manger

By:	/s/ Anthony P. Lee

Anthony P. Lee, Managing Director

Altos Hybrid GP, LLC

By:	/s/ Anthony P. Lee

Anthony P. Lee, Managing Member

Altos Hybrid 2, GP, LLC

By:	/s/ Anthony P. Lee

Anthony P. Lee, Managing Member

Altos Hybrid 3, GP, LLC

By:	/s/ Anthony P. Lee

Anthony P. Lee, Managing Member

/s/ Anthony P. Lee

Anthony P. Lee

/s/ Han Kim

HAN KIM

/s/ Hodong Nam

Hodong Nam